EXHIBIT NO. 99

Supplemental Segment Information
In thousands	Three Months Ended January 31,		Nine Months Ended January 31,
		(Restated)		(Restated)
	2003	2002	2003	2002
Orders Received:
Sign Making & Specialty Graphics	$ 62,845	$ 57,119	$ 197,683	$ 192,672
Apparel & Flexible Materials	38,463	35,259	114,139	111,887
Ophthalmic Lens Processing	23,131	21,526	66,504	61,696
	$124,439	$113,904	$378,326	$366,255
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	January 31, 2003	April 30, 2002
Backlog:
Sign Making & Specialty Graphics	$ 487	$ 1,089
Apparel & Flexible Materials	27,658	27,284
Ophthalmic Lens Processing	6,169	4,276
	$ 34,314	$ 32,649
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